Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
September 29, 2008
The Goldman Sachs Group, Inc.,
85 Broad Street,
New York, New York 10004.
Ladies and Gentlemen:
     We have acted as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the prior registration of an indeterminate amount of the Company’s voting common stock, par value $0.01 per share (the “Common Stock”), and related stock purchase rights (the “Rights”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of April 5, 1999 (the “Rights Agreement), between the Company and ChaseMellon Shareholder Services, L.L.C., the predecessor of Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”). The Company has issued and sold 46,747,968 shares of Common Stock (the “Shares”), together with 46,747,968 associated Rights, in an underwritten offering, which closed on the date hereof. The Shares and the associated Rights are registered under the Registration Statement on Form S-3, File No. 333-130074 (as amended, the “Registration Statement”), under the Securities Act of 1933 (the “Act”).
     In connection with the registration of the Shares, we, as your counsel, have examined such corporate records, certificates and other documents, and such

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questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:
     (1) The Shares have been validly issued and are fully paid and nonassessable.
     (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, the Rights attributable to the Shares have been validly issued.
     In connection with the opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.
     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the certificates (if any) for the Shares conform to the specimen thereof examined by us and have been duly countersigned by a transfer agent and duly registered by a registrar of the Shares (and that, if the Shares have been issued in uncertificated form, they have been duly recorded by a registrar and duly registered by a transfer agent of the Common Stock) and that the signatures on documents examined by us are genuine.

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     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Shares” in the prospectus relating to the Shares contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP